CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.333 – 123826 and 333 – 140233 on Forms S-8 of our report dated March 14, 2011, relating to the consolidated financial statements of Global Green Solutions Inc. appearing in this Annual Report on Form 10-K of Global Green Solutions Inc. for the year ended November 30, 2010.

Vancouver, Canada	“Morgan & Company”
March 14, 2011	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1